Exhibit 6.33

[***] Certain information in this document has been excluded pursuant to the Instruction to Item 17 of Form 1-A. Such excluded information is not material, is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed.

335 Madison Ave, 16th Floor
New York, NY 10017

Asset Consignment
You, the undersigned consignor, own 100% of the right, title and interest (the “interest”) in the asset described below (the “asset”) and desire to list the asset for consignment on the platform we, Otis Wealth, Inc., operate, as described below, and we desire to receive the asset on consignment. You acknowledge that the asset, as described below, is authentic and have represented the asset’s condition accurately.

Game Title	Super Mario 64
Grade & Grading Authority	9.6 Wata
Seal	A+
Price	$375,000

Consignment
You (as consignor) are partnering with us (as consignee) to offer the asset for sale through our platform to a series of one of our affiliates, Otis Gallery LLC or Otis Collection LLC, to be associated with the asset (the “series”). Funds for consummation of the sale will come from the offering and sale to investors of membership interests in the series (the “offering”).

We, as your agent, will have the exclusive right to sell the asset for a period of 3 months, and you agree to consign to us, and we agree to accept on consignment from you, subject to the terms and conditions of this agreement, the asset. At the end of the 3-month period, you may elect in writing to have the asset returned to you, at your cost, otherwise the consignment will continue month-to-month unless terminated on 30 days’ notice. This agreement is intended to be a true consignment agreement, and the consignment created hereunder is intended to be a true consignment, where title to the asset remains with you unless and until the asset is sold to the series. We may terminate this agreement, and the consignment, at any time and will return the asset to you, at our cost.

Except as follows, the purchase price for the asset will be as set forth above. If we determine, in our sole discretion, that the value of the asset has changed by 20%, you agree that the purchase price for the asset in the offering will be deemed adjusted accordingly. If we determine, in our sole discretion, that the value of the asset has changed by 50%, you may choose in writing to (a) adjust the purchase price accordingly or (b) terminate this agreement; in the latter case, we will return the asset to you, at your cost, and invoice you for the cost.

You agree to deliver the asset to us, at your cost, within 5 business days of the date hereof to the shipping address set forth below, to be stored during the consignment. We will be responsible for storage fees while the asset is consigned.

[***]

You will retain title, and we will release any right, title and/or interest we might otherwise have in the asset, except the right to sell and to convey good title to the asset to the series as purchaser of the asset if the sale is consummated. You bear all risk of loss to the asset until actually delivered to us. We will bear all risk of loss to the asset from and after the time of delivery of the asset to us, and will carry customary insurance on the cost of the asset.

In the event that the minimum proceeds for the series to consummate the sale are not raised in the offering, we will return the asset to you at our cost, and we will no longer be responsible for maintenance, storage and/or insurance.

Consideration

The consideration for the asset (the interest in the asset) will be cash and/or equity interests as set forth below:

1.
Cash in an amount equal to the asset sale price (as determined above) less the value of the equity (if applicable, as set forth below), to be paid by wire transfer (pursuant to the instructions below) within 5 business days of the closing of the offering; and
2.
Membership interests (the “equity”) in the series in an amount equal to 30% of the asset sale price (as determined above), to be issued as described below.

Closing of the offering means the disbursement from escrow to the series of investor funds raised in the offering. If applicable, the equity will be issued to you pursuant to an applicable private offering exemption at the closing of the offering, and we will take, or cause to be taken, such further actions as may be necessary to effectuate the issuance of the equity, and you agree to sign a share transfer restriction agreement prior to issuance. You will receive no equity if the above-listed percentage is 0%.

Wire Information
Bank: [***]
Recipient: [***]
Recipient Address: [***]
Routing #: [***]
Account #: [***]
Instructions (leave blank if N/A): [***]

Agreement of Purchase & Sale
Effective immediately following the closing of the offering, you agree to sell the interest in the asset to the series, and the series agrees to purchase the interest in the asset from you, for the consideration set forth above. This is a valid and binding obligation, enforceable in accordance with its terms. You own good and marketable title in and to the asset; there is no lien, claim, charge, pledge, lease, hypothecation, security interest, encumbrance and/or other interest in, on, against or in connection with the asset, or any portion thereof; and no claim of any agent of yours could prevent you from transferring the interest in the asset free and clear.

Closing
The closing will be deemed consummated effective upon your receipt of the wire transfer, and the series will be deemed to have accepted delivery of, title to and all risk of loss with respect to the interest in the asset. For value received, you acknowledge that, at closing, the interest, the asset, good and marketable title to the asset, all right to possession of the asset and all legal ownership of the interest and the asset are irrevocably, without condition or reservation of any kind, sold, transferred and conveyed to the series, subject to the terms of this agreement.

Some More Legalese
No termination, changes or waivers will be effective unless in writing and signed by both of us. This contains the entire agreement and understanding, and supersedes all prior agreements and understandings, with respect to the subject matter hereof. This agreement serves as the bill of sale for the interest in the asset.

Otis Wealth, Inc.	Consignor

/s/ Michael Karnjanaprakorn	[***]
Michael Karnjanaprakorn, CEO	Name: [***]
Date: 8/20/2021	Date: 8/20/21